Exhibit 3.1.1

Dated 14 August 2026

Companies Act (Revised)

Company Limited by Shares

Legion Capital Acquisition Corp.

MEMORANDUM OF ASSOCIATION

Auth Code: G57808216011
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Companies Act (Revised)

Company Limited by Shares

Memorandum of Association

of

Legion Capital Acquisition Corp.

1	The name of the Company is Legion Capital Acquisition Corp..

2	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised);or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6	Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

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Auth Code: G57808216011
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7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8	The share capital of the Company is USD55,500 divided into 500,000,000 Class A Ordinary shares of USD0.0001 par value each, 50,000,000 Class B Ordinary shares of USD0.0001 par value each, 5,000,000 Preference shares of USD0.0001 par value each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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Auth Code: G57808216011
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We, the subscriber to this memorandum of association, wish to be formed into a company pursuant to this memorandum; and we agree to take the number of shares in the capital of the Company shown opposite our name in the table below.

Dated the 14 August 2026

Name and address of Subscriber	Number of shares taken	Signature

Ogier Global Subscriber (Cayman) Limited	1 Class B Ordinary Share	per:	/s/ Antonia Harris
89 Nexus Way		Name:	Antonia Harris
Camana Bay		Authorised Signatory
Grand Cayman, KY1-9009
Cayman Islands

Witness to above signature
Name: Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands Occupation: Snr. Corporate Administrator

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Auth Code: G57808216011
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